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                                                                    Exhibit 77D

COLUMBIA ACORN TRUST (THE "TRUST")--ANNUAL N-SAR REPORT FOR THE PERIOD ENDING 12/31/11

Columbia Acorn Fund
Columbia Acorn International
Columbia Acorn USA
Columbia Acorn Select
Columbia Acorn International Select
Columbia Thermostat Fund
Columbia Acorn European Fund
Columbia Acorn Emerging Markets Fund
(the "Funds")

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ITEM 77D/77Q1(B)--POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

On December 12, 2011, Form Type 497, ACCESSION NO. 0001193125-11-337544, a
supplement to the registration statement of Columbia Acorn Trust on behalf of Columbia Thermostat Fund was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement disclosed, among other things, changes to the allocation of underlying funds in the principal investment strategy of Columbia Thermostat Fund.